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                            DISTRIBUTION AGREEMENT          Exhibit 10.18


This Distribution Agreement (the "Agreement") is entered into as of October 1, 2000 and made between AVANT! JAPAN CORPORATION (the "Company"), with its principal place of business at Nittochi Shin-yurigaoka Building, 5F, 1-5-2 Kamiasao Asao-ku, Kawasaki-shi, Kanagawa 215-0021, Japan, and MAINGATE ELECTRONICS INC. (the "Distributor"), with its principal place of business at KAKiYA Building, 3/F, 2-7-17 Shinyokohama, Kohoku-ku, Yokohama-Shi, Kanagawa 222-0033, Japan.

RECITALS:

A. The Company has obtained an exclusive right to distribute certain Avant! software-based electronic design automation products, including documentation and manuals therefor.

B. The Company wishes to appoint the Distributor as a sub-distributor and the Distributor wishes to acquire from the Company the right to distribute, market and support such products in the Territory (as defined below).

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.     DEFINITIONS

      In this Agreement, the following terms shall have the following meanings:

      "CONFIDENTIAL INFORMATION" includes information which the Company has maintained as confidential and revealed to the Distributor by clearly indicating the Company name and "Confidential" or similar proprietary marking and which may or may not be related to the Products including but not limited to: technical information such as computer programs, characterization, formulae, algorithms, process, performance, interface information, proprietary command architecture, proprietary scheme constructs, including commands, format, syntax and semantics, defects, bugs, proprietary circuit behavior information, the Company supplied data, circuit and logic elements and business information, including confidential future product information, confidential basic concepts, marketing and sales information, sales volume, pricing and accounting information. Confidential Information shall also include oral information disclosed by the Company to the Distributor pursuant to this Agreement, provided such information is summarized in writing and is clearly marked with the Company name and "Confidential" or similar proprietary marking and delivered to the Distributor within thirty (30) days of disclosure.

      Confidential Information does not include information which:

      (i) has come into the public domain without breach of the confidence by the Distributor or any other person, firm or entity;

      (ii) is or becomes publicly known through no wrongful act of the party to whom such information was disclosed;

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      (iii) is received by the Distributor from a third party without restrictions on its use in favor of the Company;

      (iv) is independently developed by the Distributor's employee, agent or contractor without use of Confidential Information;

      (v)   is acknowledged in writing by the Company to be non-confidential; or

      (vi) is required to be disclosed pursuant to any statutory requirement or court order (except that the Distributor shall give the Company prompt notice of such statutory requirement or court order such that the Company may request protection therefrom);

      "CUSTOMER" means a customer who has signed a Customer Agreement;

      "CUSTOMER AGREEMENT" means the Customer Software and Service Agreement provided by the Company from time to time;

      "DOCUMENTATION" means the user guides, instruction manuals, tutorials, on-screen user assistance available in the operation of the Software and other documents whether in written or machine-readable form provided by the Company from time to time for the Use of the Software;

      "INTELLECTUAL PROPERTY RIGHTS" means all designs patents, copyrights, inventions, enhancements, revisions, updates, adaptations, secret and confidential information, know-how, technical data, trade secrets, specifications, designs, whether or not in documentary form, functional and detailed design specifications and all other intangible property (whether or not in documentary form and whether or not registrable, patentable, copyrightable for otherwise protectable under applicable laws) relating to the Products;

      "M&S SERVICES" means the maintenance and support services to be provided by the Distributor pursuant to Clause 7 herein;

      "MINIMUM PURCHASE COMMITMENT" means the value of minimum
      [annual/quarterly] purchase commitment of Products and M&S Services as set out in Exhibit A;

      "MULTINATIONAL CUSTOMERS" shall mean customers who use the Products concurrently both within and outside the Territory, including use of the Products on a wide area network;

      "NET REVENUE" means the gross fee for any Product and fees for any purchased M&S Services, as set out in Exhibit B. The Net Revenue shall not include any interest or finance charges;

      "PRODUCTS" means the Software and Revisions together with the corresponding Documentation as may be provided by the Company from time to time;



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      "RECOMMENDED PRICE LIST" means the list setting out the Recommended Price for the Products and/or M&S Services to be charged by the Distributor to the Customers;

      "REVISIONS" means upgrades, error corrections and updates of the Software made generally available to Customers of the Software;

      "SOFTWARE" means the computer software programs as set out in Exhibit C in object code only;

      "SUPPLIER" means Avant! Corporation with its principal place of business at 46871 Bayside Parkway Fremont, CA 94538 U.S.A., and its subsidiaries and licensees;

      "TERM" means the term as set out in clause 18;

      "TERRITORY" means the territory as set out in Exhibit D;

      "TRADE MARK" means any trade mark, service mark, trade name, symbols and logos owned by the Supplier and authorized to be used by the Company;

      "USE" means in relation to the Software and Revisions, its loading, displaying, running, transmission or storage for the purpose of processing the instructions contained in the Software and Revisions.

2.    APPOINTMENT

      2.1 Subject to the terms of this Agreement, the Company hereby grants to the Distributor and the Distributor hereby accepts an exclusive right for Products set out in Exhibit C to:

            (i) market and distribute the Products to Customers solely for use in the Territory;

            (ii)  install the Products for Customers; and

            (iii) provide M&S Services to Customers.

            No source code for the Software to be distributed by this Agreement will be deemed as included by inference or otherwise.

      2.2 Subject to applicable terms and conditions, including fees, to be agreed on a case by case basis, the Company hereby grants and/or shall use its reasonable commercial effort to procure any relevant third party to grant, the Distributor a non-exclusive right outside the Territory for the Term of this Agreement to distribute the Products directly to Customers with prior approval by the Company.

            For purpose of this Clause, Customers shall be Multinational Customers of the Distributor.



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      2.3   A Customer within the Territory, who desires to have the right to use the input/output ("I/O") format files of the Products in order to develop and distribute an interfacing product between the Product(s) and third parties' software programs solely for use within the Customer's internal design flow, may submit a request to the Distributor. The Distributor will forward such request to the Company. The Company has the sole discretion in deciding whether or not to grant such right and terms and conditions attached to such right if granted.

      2.4 The Company reserves the right to change, modify or discontinue any Product at any time provided that the Distributor is given ninety
            (90) days prior written notice. Any Revisions, enhancement or improvement of a Product that is generally made available by the Supplier through the Company, that is substantially similar to such Products and that is marketed under the same product number and nomenclature as such Product shall be added to Exhibit C as a new Product. The Company reserves the right to charge for Revisions. In addition to the foregoing, any products developed by the Supplier other than the substantially similar products referenced above, shall be considered as a new product and the Company shall decide whether the Distributor is authorized to distribute this new product. The Distributor shall have the right and freedom to distribute any non-competitive software products or services; provided, however, that if any such new product is competitive with any non-Company products that the Distributor is distributing, the Distributor shall have thirty (30) days to decide whether to distribute the Company's new product, or the non-Company product the Distributor is then currently distributing.

      2.5   All rights not expressly granted are hereby reserved by the Company.

3.    RESTRICTIONS ON THE APPOINTMENT

      3.1 The Distributor may only distribute the Products to persons and entities located and taking delivery within the Territory (except for Multinational Customers as provided in Clause 2.2 above).

      3.2 The Distributor shall not tamper with the packaging of the Products and shall only distribute the Products as packaged by the Company.

4.    USE OF PRODUCTS BY DISTRIBUTOR

      4.1 The Distributor may Use reasonable number packages of the Products, free of charge, for demonstration, internal training, testing, providing M&S Services.

      4.2 Except as provided in Clause 4.1, the Distributor may not Use the Products for its own internal use without prior written permission of the Company.

      4.3 Except as provided in Clause 4.1 and 4.2, the Distributor is prohibited to Use the Products.



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5.    USE BY CUSTOMER

      5.1 Prior to the delivery of the Products to a Customer, such Customer shall execute an appropriate Customer Agreement for the Products.

      5.2 The Distributor shall obligate each Customer, by execution of the Customer Agreement, not to:

            (i) create or attempt to create by reverse engineering or otherwise, the source code or internal structure of the Products or any part thereof from the object code or from the information available to it; and

            (ii) modify, amend, add to or in any way alter any Product supplied to it under the Customer Agreement.

6.    RESPONSIBILITIES OF DISTRIBUTOR

      6.1 The Distributor shall meet the Minimum Purchase Commitment as specified in Exhibit A hereto.

            (i) If the Distributor exceeds its Minimum Purchase Commitment to the Company by at least 50% via large volume purchase or Corporate Partnership (i.e. minimum US$1M per order), the Company shall consider granting additional discount amount for Products to the Distributor; if the Distributor exceeds its annual purchase commitment by at least 50% in small volume purchase, no additional discount for Products will be considered.

            (ii) If the Distributor fails to meet the Minimum Purchase Commitment for two (2) consecutive years from January 1, 2001, the Company may terminate this Agreement without consequences on either party by giving one (1) month prior written notice to the Distributor. The decision to exercise this right of termination will be solely at the discretion of the Company.

      6.2 The Distributor shall continuously maintain adequate resources and equipment and a fully dedicated team of experienced and competent sales, marketing and technical employees to fulfill the obligations of the Distributor hereunder. The Distributor shall comply with all certification requirements of its technical staff as requested by the Company.

      6.3 The Distributor shall provide M&S Services to Customers pursuant to Clause 7 below.

      6.4 The Distributor shall comply with all local laws and regulations and conduct business at all times in an honest and straightforward manner and make its best effort to achieve high customer satisfaction.



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      6.5   The Distributor may not appoint any sub-distributor or sub-contract any third party to perform its obligations under this Agreement without the prior written approval of the Company.

7.    M&S SERVICES

      7.1   During the Term of the Agreement, the Distributor shall:

            (i) use reasonable commercial effort during regular local business hours, Monday through Friday, to provide direct technical support service to Customers by telephone and/or electronic mail to answer questions of Customers regarding the installation and Use of the Products;

            (ii)  provide Customers with Revisions;

            (iii) provide training by personnel certified by the Company for any
                  Customers regarding the installation and Use of the Products; and

            (iv)  promptly replace any corrupted or damaged Product.

      7.2 The Distributor shall charge the Customer applicable fees for the M&S Services provided. The Distributor shall pay the Net Revenue to the Company for the M&S Services performed pursuant to Clause 9 below.

      7.3 The Distributor shall only provide M&S Services and training to Customers by qualified or certified staff as required by the Company.

      7.4 The Company shall coordinate between the Supplier and the Distributor with reasonable assistance in its provision of M&S Services on an "AS AVAILABLE" basis. The Company reserves the right to charge for the support it agrees to provide to the Distributor and the Distributor may reject such offer.

      7.5 The Company shall provide the Distributor with Revisions, and reserves the right to charge for the Revisions. The Distributor shall be responsible to distribute the Revisions to Customers that are receiving M&S Services.

8.    ORDERING AND DELIVERY OF THE PRODUCTS

      8.1 The Distributor shall furnish its order sheet for the purchase of the Products to the Company. Such order shall be binding upon the parties hereto unless the Company otherwise notifies the Distributor in writing within seven (7) days after the Company's receipt of such order. In the event of any discrepancy between the provisions of this Agreement and any order, unless expressly approved in writing signed by both parties, the provisions of this Agreement shall prevail.

      8.2 During the term of this Agreement, subject to the other terms and conditions of this Agreement, the Company will use its reasonable efforts to deliver (by full or partial shipment) the Products within fourteen (14) days from receipt of



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            written orders, which are accepted by the Company at its main office, or at the Distributor specified shipment dates insofar as practical and consistent with the Company's then current lead-time schedule, shipping schedule, access to supplies on acceptable terms and allocation of available products and capacity among the Company customers.

      8.3 The Company shall be entitled to select the carrier and the method of shipment of all Products hereunder and the Distributor shall be responsible for all domestic transportation charges and insurance premiums. Risk of loss shall pass to the Distributor upon delivery of the Products to the Distributor.

      8.4   The Company shall accept returns of defective media of Products.

      8.5 The Company reserves the right to amend the list of Software and change, modify or discontinue any Products at any time upon giving the Distributor thirty (30) days prior written notice provided that the Company shall fulfill all purchase orders for discontinued Products accepted prior to the date of notification.

      8.6 The Distributor shall submit the necessary documents for Purchase Order instructed by the Company.

9.    BILLING AND SETTLEMENT PROCEDURES

      9.1 For each unit of Product distributed or M&S Services provided, the Distributor shall pay the Net Revenue. The Company shall issue invoice(s) to the Distributor for the total Net Revenue payable. Payment shall be made by the Distributor in Japanese Yen within thirty (30) days after such Net Revenue has been collected by the Distributor from Customers. Notwithstanding above, the Company has the right to issue invoice(s) for the total Net Revenue payable to the Distributor after one hundred and fifty (150) days even though the revenue has not been collected from Customers. Such payment shall be made by the Distributor within thirty (30) days after invoice(s) has been issued. Late payments shall accrue interest at the rate of 1% per month or the maximum rate of interest allowed by law whichever is less. The Company has the right to change the billing condition to the Distributor mentioned the above upon giving the Distributor thirty (30) days advance notice in writing.

      9.2 The Distributor shall be responsible for rendering bills to and collecting the revenue from Customers for the distribution of the Products and M&S Services and shall be fully responsible for any payment delinquencies or non-payment by Customers.

      9.3 The discounts set forth in Exhibit B shall be reviewed every year by the parties hereto. Notwithstanding the above, the Company reserves the right to revise the said discounts, the Net Revenue and the Recommended Price List at any time upon giving the Distributor thirty (30) days advance notice in writing; provided that in no event should the discounts be less than twenty (20)% of the Recommended Price in the Recommended Price List for Products; nor should



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            the discounts be less than fifteen (15)% for M&S Services. New price changes will apply to all orders made after such notice period.

      9.4 The Distributor shall be responsible for paying all charges, including without limitation domestic transportation charges, insurance premiums, consumption taxes, service taxes and all other taxes, duties and government assessments and relating to the distribution of Products and the supply of M&S Services in the Territory.

10.   CONFIDENTIAL INFORMATION

      10.1 Upon execution of this Agreement, the Company may disclose to the Distributor Confidential Information for which the Distributor has a need to know under this Agreement. Without obtaining the Company's prior written consent, the Distributor shall not copy or duplicate any Confidential Information by any means or technique. Except as specifically provided in this Agreement, the Distributor shall not acquire any right, title or interest in or to any Confidential Information or any files, lists, records, documents, drawings, specifications, equipment, or other tangible things that incorporate or refer to all or a portion of the Confidential Information.

      10.2 Unless with the prior written consent of the Company, the Distributor shall not disclose or facilitate disclosure of such Confidential Information to any person, firm or entity except its employees. The Distributor shall take all steps necessary or appropriate to protect the Confidential Information against unauthorized disclosure and misappropriation, including, without limitation, causing all persons, firms and entities with access to any Confidential Information to enter into a confidentiality agreement in a form acceptable to the Company. The Distributor shall use the standard of care generally appropriate for the industry (but not less than reasonable care) in order to avoid unauthorized disclosure or misappropriation of such Confidential Information.

      10.3 The Distributor shall not use any Confidential Information for any purposes or activities other than those expressly provided in this Agreement or any other written agreement entered into by and between the parties.

      10.4 The Distributor understands and agrees that the Confidential Information constitutes valuable business assets of the Company and/or the Supplier, the unauthorized use or disclosure of which may irreparably damage the Company and/or the Supplier. In the event of threatened or breach violation of a confidentiality obligation, the Company shall be entitled to an injunction restraining the Distributor from breaching this Agreement. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened violation, including recovery of direct and consequential damages from the Distributor.



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11.   INTELLECTUAL PROPERTY RIGHTS

      11.1 The Distributor acknowledges that the Supplier is the exclusive owner and the Company is the authorized licensee of the Intellectual Property Rights. The Distributor shall not at any time do or cause to be done, and shall exercise its best efforts to ensure that none of its representatives does or causes to be done, any act impairing or tending to impair any part of any right, title or interest of the Company or the Supplier or to any Intellectual Property Rights provided. With the exception of the rights expressly granted under this Agreement, the Distributor shall not acquire any right, title or interest to or in the Intellectual Property Rights, or any invention, improvement or development based thereon. The Distributor further agrees that the Company and the Supplier shall have any and all right, title, interest in and to any suggested modifications, design changes or improvements of the Products, without payment of additional consideration thereof, either to the Distributor, or its employees agents or customers.

      11.2 The Distributor shall at all times conduct business only in its own name and shall not use any Intellectual Property Rights as part of its business name.

      11.3 The Distributor agrees that, as a condition of the rights granted under this Agreement and except as otherwise expressly and unambiguously authorized hereunder, it shall not:

            (i) create or attempt to create, by reverse engineering or otherwise, the source code or internal structure of the Products or any part thereof from the object code or from the information made available to it;

            (ii) modify, amend, add to or in any way alter any Product supplied to it under this Agreement;

            (iii) remove any product identification or notices of any
                  confidential or copyright restrictions from the Products or any support material;

            (iv) list or otherwise display or copy the object code of any Product;

            (v) copy the Products, develop any derivative works thereof or include any portion thereof in any other software program; or

            (vi) destroy completely any proprietary information or Confidential Information contained therein prior to disposing of any media or apparatus.

      11.4 The Distributor agrees that it shall not use the Intellectual Property Rights except in conjunction with the M&S Services, and in accordance with any guidelines as may be issued by the Company from time to time and the terms of this Agreement. The foregoing notwithstanding, the Distributor may use the Intellectual Property Rights to market and distribute the Products as set forth in this Agreement. The Company reserves the right to require the Distributor to submit to the Company for prior approval any advertising and sales literature of


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            the Distributor that refers to the Products, or otherwise includes any Intellectual Property Rights. The Distributor shall make all modifications to the advertising and sales literature deemed necessary by the Company.

      11.5 The Distributor's right to use the Intellectual Property Rights pursuant to Clause 11.4 shall cease upon termination of this Agreement.

      11.6  (i)   The Distributor agrees that it shall immediately notify the
                  Company of any claims or objections, or indications of claims or objections, that use of the Intellectual Property Rights by the Distributor may or will infringe the proprietary rights of a third party.

            (ii) The Distributor agrees that it shall immediately notify the Company of any infringement, illegal use or misuse by third parties of the Intellectual Property Rights. Upon notification by the Distributor of any infringement, illegal use or misuse by third parties of the Intellectual Property Rights or upon the Company or the Supplier otherwise learning of such infringement, illegal use or misuse by third parties, the Company and/or the Supplier have the right and sole discretion, but not the duty, to initiate any proceeding relating to the protection of the Intellectual Property Rights. Should the Supplier and/or the Company make such an election to initiate proceedings, the Supplier and/or the Company (as the case may be) shall bear the full burden of expenses for such proceedings and shall also take the full benefit, if any, of such proceedings. Furthermore, in the event the Supplier and/or the Company should make such an election, the Distributor shall provide all necessary assistance required by the Supplier and/or the Company. The Distributor shall be kept fully informed of the proceedings but the Supplier and/or the Company shall retain full control of the proceedings.

12.   USE OF TRADE MARKS

      12.1 The Distributor shall not acquire any right to or interest in any Trade Marks. The Distributor may only use the Trade Marks in carrying out its authorized activities under this Agreement free of charge, and then only provided that ownership of such Trade Marks is clearly attributed to the Company or the Supplier.

      12.2 The Distributor acknowledges and agrees that the Company is the authorized user of the Trade Marks and that all goodwill arising out of use of the Trade Marks by the Distributor pursuant to this Agreement shall inure to the Company. The Distributor shall not at any time or in any way indicate ownership of or any right in the Trade Marks and shall not contest the right of the Company and/or its affiliates to the use of any of the Trade Marks. The Distributor shall not, and shall not have the right to, register, or apply for registration, anywhere in the world, directly or indirectly, any trade mark, service mark, trade name, copyright, company name or other proprietary or commercial right which is similar to the Trade Marks or take any other action that jeopardizes the Trade Mark owner's proprietary rights in the Trade Marks.



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      12.3  The Distributor shall at all times conduct business only under its own name and may not use any of the Trade Marks as part of its business name.

      12.4 The Distributor shall not attach, remove or disfigure any Trade Marks on the media containing the Product (or that appear as the result of executing the Product) nor attach any additional marks to the media containing the Product except as otherwise agreed by the Company in writing.

      12.5 The Distributor agrees not to alter, remove or obscure any copyright or other proprietary notices on or in the media containing the Product (or that appear as the result of executing the Product) or related documentation or materials.

      12.6 The Company reserves the right to require the Distributor to submit to the Company for prior approval any and all advertising and sales literature of the Distributor that refers to the Company, to the Products, or otherwise includes any of the Trade Marks. The Distributor shall make all modifications to the materials deemed necessary by the Company to protect the goodwill associated with the Trade Marks. The Distributor shall also comply with any guidelines relating to use of the Trade Marks as may be furnished to the Distributor and revised by the Company from time to time.

      12.7 The Distributor's right to use the Trade Marks shall immediately cease upon termination or expiration of this Agreement.

13.   COMPANY COVENANTS AND REPRESENTATIONS

      The Company represents and agrees to:

      13.1 provide such assistance the Distributor in its marketing programs as the Company thinks fit;

      13.2 furnish the Distributor with forty (40) sets of marketing materials at no charge, and to provide additional copies at cost;

      13.3 provide the Distributor with timely responses regarding plans to correct bugs and enhance the Products;

      13.4 use reasonable commercial efforts to procure the Supplier to send one application engineer to the Distributor during the earlier stages of the Product release to provide the Distributor with additional support, the terms and timing of this support will be mutually agreed upon;

      13.5 provide a mutually agreed upon Field Application Engineer's Qualification Program including training, performance evaluation, and correction actions;

      13.6 use reasonable efforts to procure the Supplier's group of companies to send a representative to Japan to conduct face to face meetings with both the Distributor and customer to understand, evaluate and advise the Distributor; and



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      13.7  provide the Distributor with a reasonable number of demonstration or customer evaluation copies of the Product for customer purchase evaluations at no charge to the Distributor.

14.   DISTRIBUTOR COVENANTS AND REPRESENTATIONS

      The Distributor represents and agrees:

      14.1 to provide the Company with (a) two-quarter rolling forecast by the end of each calendar quarter, (b) monthly sales forecast update by the end of each month and (c) monthly distribution and account activities reports;

      14.2 to use its best efforts to market and distribute the Products (including without limitation, inclusion of the Products in the Distributor's catalogs and other promotional materials) and provide M&S Services (including installation, training and other customer support) on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof;

      14.3 to keep the Company informed as to any problems encountered with the Products and any resolutions arrived at for those problems, to participate in management reviews, and communicate promptly to the Company any and all modifications, design changes or improvements of the Products suggested by any Customer, employee or agent;

      14.4 not to incur any liability on behalf of the Company or in any way pledge or purport to pledge the Company's credit or purport to make any contract binding upon the Company;

      14.5 to immediately bring to the attention of the Company any information received by the Distributor which is likely to be of interest, use or benefit to the Company in relation to the marketing and/or support of the Products;

      14.6 to keep full, proper and up to date books of accounts and records showing clearly all inquiries, transactions, proceedings and Customer calls relating to the Products and will allow a duly authorized representative of the Company to have access to the said books and records and take such copies thereof as such representatives may require;

      14.7 that neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement is restricted by, or contrary to, in conflict with any prior obligations of the Distributor to any third parties; and

      14.8 to provide Company Operations VP with written account activity report in English (including account situation, activity planning and change, technical support, customer requests, travel plans etc.) at the end of each month;

      14.9 to arrange face-to-face meeting between major account executives (Division General Manager level or above, i.e., above Director level) with the Company and/or the Supplier's President and CEO minimum once each quarter;



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      14.10 to qualify all Distributor Application Engineers through Field
            Application Engineers Qualification Program provided by the Company;

      14.11 to communicate with the Company through the defined official communication channels, to Company Operations VP when necessary;

      14.12 to attend the Company and/or the Supplier's annual Sales Meeting at the Company and/or the Supplier's designated location at the Distributor's expense. The Distributor shall make strong efforts to visit the Company and/or the Supplier group of companies' marketing and/or R&D facilities on a regular basis to maintain good communications;

      14.13 that neither this Agreement (or any term hereof) nor the performance of or exercise of the rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, or affects the Company and the Supplier's proprietary rights (or the duration thereof) under, or will require any termination payment or compulsory licensing under, any law or regulation of Japan. The Distributor shall make any filings required under Japanese laws and regulations; and

      14.14 to commit the following personnel for the promotion of the Company in Japan: (i) full time senior sales manager who also functions as the overall vendor project manager, (ii) full time sales representatives, (iii) full time application engineers, and (iv) full time administrative supporting staff.

15.   LIMITED WARRANTY AND DISCLAIMER

      15.1 The Company warrants that the program media of each Product will materially conform to the current Documentation for three (3) months after it is delivered to a Customer, provided the Products are maintained to the Company's maintenance recommendation in a manner specified by the Company. The Company shall replace any defective media within such period, provided the Distributor bears the cost of freight and insurance to the point of repair. The Company will bear the cost of freight and insurance for the return of the Products to the Distributor.

      15.2 The Distributor will handle and be responsible for all warranty returns from its Customers.

      15.3 The Company does not warrant that it will be able to correct all programming errors or other problems encountered by the Distributor and the Customers. If the Company cannot, or determines that it is not practical to repair or replace the returned Product, the Net Revenue paid by the Distributor shall be refunded.

      15.4 THE COMPANY AND THE SUPPLIERS MAKE NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND HEREBY DISCLAIM ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, COURSE OF DEALING, USAGE OR ERROR FREE OPERATION.

      15.5 The above warranty does not extend to any Product that (i) is modified or altered, (ii) is operated in a manner other than that specified by the Company, (iii) has its serial number removed or altered (iv) is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment) or (v) is not maintained to the Company's maintenance specifications. The Distributor's sole remedy with respect to any warranty or defect is as stated above. The Distributor is fully responsible for satisfaction of its Customers and will be responsible for all claims, damages, settlements, expenses and attorney's fees incurred by the Company with respect to the Distributor's claims or representations regarding the Products beyond the Company's above warranty obligations to the Distributor.

16.   INDEMNIFICATION

      16.1 The Company shall hold the Distributor harmless from any third party claims for damages and settlements, including reasonable attorneys' fees and expenses related thereto, resulting from infringement by the Products of any United States or Japanese patent or any United States or Japanese copyrights, provided the Company is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance by the Distributor and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; the Company will not be responsible for any settlement it does not approve in writing. Notwithstanding the foregoing, the Company is not liable to any claims of infringement of a patent or copyright in which the Distributor or any affiliate of the Distributor has an interest or license.

      16.2 If all or any part of the Products is, or in the opinion of the Company, may become, the subject of a claim or suit of infringement, the Company may:

            (i)   modify the Products to render them non-infringing; or

            (ii) replace the Products with the Company's other products at equivalent value with the written request from the Distributor.

            THE FOREGOING IS THE EXCLUSIVE REMEDY FOR DISTRIBUTOR AND IS IN LIEU OF ANY WARRANTIES OF NON-INFRINGEMENT, WHICH ARE HEREBY DISCLAIMED.

      16.3 The foregoing obligation of the Company does not apply with respect to Products or portions or components thereof:

            (i)   not supplied by the Company;

            (ii) made in whole or in part in accordance to the specifications of the Distributor or Customer if the alleged infringement is caused by such specifications;

            (iii) which are modified (other than by the Company) after shipment by the Company, if the alleged infringement relates to such modification;

            (iv) combined with other products, processes or materials where the alleged infringement relates to such combination;

            (v) where the Distributor and/or Customers continue allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement,

            (vi) where the use of the Product is incident to an infringement not resulting primarily from the Product, or

            (vii) where the Product is used in an application or environment for which such Product was not designed, or where the use is not strictly in accordance with the pertinent directions.

      16.4 The Distributor shall hold the Company harmless from and shall indemnify the Company and its officers, directors, agents and employees from all damages, settlements, attorney's Fees and expenses related to a claim caused by the Distributor's act, omission, misconduct, negligence or breach of any term of this Agreement.

17.   LIMITED LIABILITY

      EXCEPT AS PROVIDED IN CLAUSE 16 ABOVE, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, THE COMPANY AND THE SUPPLIER WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR

      (I) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO THE COMPANY HEREUNDER DURING THE EIGHTEEN MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE; OR

      (II) ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST OR INACCURATE DATA, EVEN IF THE COMPANY OR THE SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR

      (III) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. THE COMPANY SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL.

      THE DISTRIBUTOR HEREBY ACKNOWLEDGES THAT THE MUTUAL COVENANTS AND AGREEMENTS SET FORTH IN THIS AGREEMENT REFLECT THIS ALLOCATION OF RISK.

18.   TERM AND TERMINATION

      18.1 Subject to Clauses 18.2 and 18.3 below, this Agreement shall be for a term of non-cancellable eight (8) years from the date of this Agreement. Thereafter, this Agreement shall be renewed automatically for successive periods of five (5) years each unless either Party notifies the other Party of its intention not to renew at least six
            (6) months prior to the expiration of the then current term of this Agreement. If the Distributor fails to meet the Minimum Purchase Commitment for two (2) consecutive years from January 1, 2001, the Company may terminate this Agreement without consequences on either party by giving one (1) month prior written notice to the Distributor. In addition, the Distributor will not be held responsible to pay the unfulfilled amounts of Minimum Purchase Commitment as outlined in Exhibit A. The decision to exercise this right of termination will be solely at the discretion on the Company.

      18.2 This Agreement may be terminated by a non-breaching party for cause immediately by written notice to the breaching party upon the occurrence of any of the following events:

            (i) if the other ceases to do business, or otherwise terminates its business operations or if there is a material change in control of the other; or

            (ii) if the other breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach;

            (iii) if the other shall fail to promptly secure or renew any business license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement of any such business license, registration, permit, authorization or approval is revoked or suspended and not reinstated within thirty (30) days; or

            (iv) if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against that party.

      18.3 This Agreement may be terminated by the Company pursuant to Clause 6.1(ii).

      18.4  Clauses 10, 11, 12, 15, 16, 17, 18, 19 and 20 shall survive termination of this Agreement.

19.   CONSEQUENCE OF TERMINATION

      19.1 Upon termination or expiration of this Agreement for any reason whatsoever, the Distributor shall immediately:

            (i) discontinue any use of any Intellectual Property Rights of the Company;

            (ii) discontinue all representations or statements from which it might be inferred that the Distributor is a distributor of the Products in the Territory or is in any way related to the Company;

            (iii) cease to promote, solicit orders for or procure orders for
                  Products (but will not act in any way to damage the reputation of the Company or any Product) or M&S Services;

            (iv) provide the Company with details of all Customers so that the Company may enter into direct contractual relationship with them regarding the distribution of and support Products in the Territory with the intent that the Company shall assume all maintenance and support obligations for the Products to Customers in the Territory;

            (v) return to the Company at the Distributor's expense, all catalogues and literature of the Company then in possession of the Distributor; and

            (vi) return to the Company at the Distributor's expense, all copies in whatever media of Confidential Information in the Distributor's possession, power, custody or control or at the Company's election, certify the destruction of the same by an officer of the Distributor.

      19.2 Unless expressly provided otherwise herein, each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of such damage, loss or expenses.

      19.3 Upon termination of this Agreement according to clause 18 for other than Distributor's breach, the Company shall continue to fulfill, subject to the terms of clause 8 above, all orders accepted by the Company prior to the date of termination.

      19.4 Upon termination, the Distributor shall be entitled to compensation calculated by the following formula: total amount of income from the previous twelve (12) months immediately prior to the date of termination multiplied by the number of months remaining under the Agreement divided by twelve (12). "Income shall mean total product revenue earned by the Distributor from distributing products covered by the Agreement minus total cost of such Product paid to the Company.

20.   MISCELLANEOUS

      20.1 Amendment and Waiver: Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

      20.2 Governing Law and Legal Actions: This Agreement shall be governed by and construed under the laws of Japan without regard to conflicts of laws or provision thereof and without regard to the United Nations Convention on Contracts for the International Sale of goods. Both parties consent to the non-exclusive jurisdiction of the Japanese courts and agree that process may be served in the manner provided for giving of notices or otherwise as allowed by Japanese law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorney's fees.

      20.3 Headings: Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

      20.4 Export Laws: The Distributor agrees to comply with all applicable international and national laws that apply to the export and import of the Products, including without limitation the US Export Administration Regulations (or any successor supplement or regulations) as well as end-user, end-used country destination restrictions issued by the US Export Administration and other government. The Distributor shall demonstrate to the Company compliance with all applicable laws and regulations prior to delivery thereof by Company.

      20.5  Notices: Notices under this Agreement shall be sufficient only if
            (x) personally delivered, (y) faxed to the fax number of a party as it may notify the other party in writing from time to time, with confirmed answer-back report, or (z) delivered by a major commercial rapid delivery courier or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by fax shall be deemed received one (1) day after the date indicated in the answer-back report and notice by mail shall be deemed received fourteen (14) days after deposit in the mail.

      20.6 Assignment: The Distributor may not assign this Agreement or the rights thereunder without the prior consent of the Company. The Company may assign this Agreement by giving notice to the Distributor.

      20.7 Confidentiality: The parties will not disclose the terms of this Agreement or any Exhibit hereto to any third party without the prior written consent of the other party (except that either party may disclose such terms to potential investors, their attorney's and accountants, and government officials).

      20.8 Severability: If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

      20.9 Force Majeure: Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than any payment obligations) if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party.

            Obligations hereunder, however, shall in no event be executed but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than one (1) month, the parties hereto shall consult with each other to determine whether this Agreement should be modified or terminated. The party facing an event of force majeure shall use its best endeavors in order to remedy that sensation as well as to minimize its effects. A case of force majeure shall be notified to the other party by telex or telefax within five (5) days after its occurrence and shall be confirmed by a letter. The parties expressly agree that this Clause
            20.9 shall not apply to the parties' payment obligations under this Agreement, which shall in no event be subject to any delay or suspension.

      20.10 Relationship of Parties: The parties hereto expressly understand and agree that the Distributor is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.

      20.11 Entire Agreement: This Agreement supersedes all proposals, oral or written, all negotiations, conversations, discussions or prior agreements between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

      20.12 Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

MAINGATE ELECTRONICS INC.:                   AVANT! JAPAN CORPORATION:


By:    /s/ MORIYUKI CHIMURA [SEAL]           By:    /s/ NORIKO ANDO [SEAL]
       ----------------------------                 ----------------------------

Date:  Oct. 1st, 2000                        Date:  Oct. 1st, 2000
       ----------------------------                 ----------------------------

Name:  Moriyuki Chimura                      Name:  Noriko Ando
       ----------------------------                 ----------------------------

Title: President                             Title: Representative Director
       ----------------------------                 ----------------------------
       MainGate Electronics Inc.                    Avant! Japan Corporation

                                   Exhibit A


                          MINIMUM PURCHASE COMMITMENT


-----------------------------------------------------------------------------------------------------
                                                           Minimum Purchase
                                   Period[Q/YR]               Commitment           Cumulative Revenue
-----------------------------------------------------------------------------------------------------
Product Purchase                     Q4 2000,             (yen)2,000 Million       (yen)2,000 Million
                               ending Dec 31, 2000        ((yen)2.0 Billion)       ((yen)2.0 Billion)
-----------------------------------------------------------------------------------------------------
Maintenance Purchase                 Q4 2000,              (yen)300 Million        (yen)2,300 Million
                               ending Dec 31, 2000                                 ((yen)2.3 Billion)
-----------------------------------------------------------------------------------------------------

Note: The amount of Minimum Purchase Commitment from year 2001 will be discussed by the Company and the Distributor and determined by the Company in the beginning of each year.

        For purposes of determining whether the Distributor has met its purchase commitment pursuant to this Exhibit A, purchase shall equal the Japanese yen amount generated by the Distributor from distributing the Products under this Agreement and the Product lease under October 1, 2000 Product Lease Agreement between the Distributor and the Company.

                                    Exhibit B

                            DISCOUNTS AND NET REVENUE



Products Discount to the                35.0% of the selling price; the
Distributor                             Distributor's cost shall be 65.0% of the
                                        selling price for all Products stated in Exhibit C.

Annual Maintenance discount             35.0% of the maintenance charge; the
to the Distributor                      Distributor's annual maintenance cost
                                        shall be 65.0% of the maintenance charge for all the Products stated in Exhibit
                                        C.

                                        The maintenance charge is twelve (12)%
                                        of the product list price.

Note:   (i)     The Company shall retain the right to change or modify the list price for Products and Maintenance. The parties agree that the cost of Products and/or maintenance may fluctuate from time to time. Accordingly, the parties agree to negotiate in good faith an appropriate increase or decrease to such fees. For Products ordered by the Distributor for its own inventory, the Distributor shall have the right to convert those Products to the Company's other products at equivalent amount of credit.

        (ii) The Company shall instruct the Distributor the discount of selling price. The Company shall retain the right to approve or disapprove such discount.

                                    Exhibit C

                                    PRODUCTS



All Products produced or acquired by the Company and the Supplier as of the date of this Agreement less those Products to be distributed by third parties, which are agreed upon between the Company and the Distributor.

Non-exclusive condition Products set out below can be distributed only when they are bundled with other products.

                         Star-Hspice family and options
                           Star-MTB family and options
                           Polaris family and options
                             Nova family and options
                       Design VERIFYer family and options

Note: As exceptional conditions, the Company appoints as a non-exclusive condition for the distribution of Star-MS family and options.

                                    Exhibit D

                                    TERRITORY


                            Entire country of Japan